SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MASTERCARD INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒	No fee required.

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On August 6, 2010, MasterCard Incorporated sent the following text of an email to employees in connection with its solicitation of proxies for its 2010 Annual Meeting of Stockholders:

As an employee who has received shares of MasterCard’s Class A Common Stock through the company’s stock plan, you likely have either recently received, or will soon receive, from Morgan Stanley Smith Barney, as your broker, proxy materials (including a proxy statement) for our upcoming 2010 Annual Meeting of Stockholders, which will be held on September 21, 2010.

Your vote is very important. We encourage you to review the proxy statement, which was filed with the U.S. Securities and Exchange Commission on July 30, 2010. You may vote your shares by phone or internet by following the instructions on the voting form included in the proxy materials. Please also note that several of the proposals to be considered at the annual meeting are deemed to be “non-routine” and therefore require you to provide specific voting instructions in order for your vote to be counted for these proposals. In particular, among the proposals to be considered at the annual meeting are some significant changes to our charter documents that address requirements for the composition of our Board of Directors, the election of Board members and stock ownership provisions. These voting items require an affirmative vote of 80% or more of the outstanding shares of our Class A Common Stock.

Please do not hesitate to contact either me (via email at                      or by phone at                     ) or Craig Brown, SEC Counsel (via email at                      or by phone at                     ), should you have any questions.

If you have already received your voting form with respect to shares which are held at Morgan Stanley Smith Barney but inadvertently misplaced or discarded it, you may call Robert Peretti of Morgan Stanley Smith Barney at                      with a voting instruction. If you have any additional questions regarding how to vote your shares, please feel free to contact our proxy solicitor, Georgeson Inc., at (866) 541-3547.

Thanks in advance for your assistance. We appreciate you taking the time to review the proxy materials, consider the matters included and vote.

Bart S. Goldstein

Group Executive, Senior Associate General Counsel